UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ROPER INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2011

To Our Stockholders:

Notice is hereby given that the 2011 Annual Meeting (the “Annual Meeting”) of Stockholders of Roper Industries, Inc. (the “Company”) will be held at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 on Wednesday, June 1, 2011, at noon, local time, for the following purposes:

1.	To elect two directors;

2.	To consider, on a non-binding, advisory basis, a resolution approving the compensation of our named executive officers;

3.	To select, on a non-binding, advisory basis, the frequency of the stockholder vote on the compensation of our named executive officers;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2011; and

5.	To transact any other business properly brought before the meeting.

The Company recommends that you vote: “FOR” all of the director nominees; “FOR” the approval of the compensation to our named executive officers; for every “3 YEARS” as the frequency for stockholders to vote on the compensation of named executive officers; and “FOR” the appointment of PricewaterhouseCoopers as independent accountants.

Only stockholders of record at the close of business on April 8, 2011 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these stockholders will be entitled to vote whether or not they have transferred any of their shares of the Company’s Common Stock since that date.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU OWN. STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY TELEPHONE, VIA THE INTERNET, OR BY MAIL. INSTRUCTIONS FOR EACH OF THESE METHODS AND THE CONTROL NUMBER THAT YOU WILL NEED ARE PROVIDED ON THE PROXY CARD.

By Order of the Board of Directors

David B. Liner Secretary

Sarasota, Florida

April 29, 2011

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be held on June 1, 2011.

This Proxy Statement and the Roper Industries, Inc. 2010 Annual Report

to Stockholders are available at:

www.roperind.com

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

PROXY STATEMENT

GENERAL

This Proxy Statement is being furnished to stockholders of Roper Industries, Inc. (the “Company” or “Roper”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Stockholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about April 29, 2011. All stockholders are urged to read this Proxy Statement carefully and in its entirety.

ANNUAL MEETING INFORMATION

The Annual Meeting will be held on June 1, 2011, at noon, local time, at our corporate office located at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors. Roper will bear the costs of proxy solicitation. In addition to soliciting proxies by use of the mail, its directors, officers and employees may devote part of their time, without additional compensation, for solicitation by fax, email or telephone calls. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in that connection. The Company has engaged Georgeson Inc. as the proxy solicitor for the Annual Meeting for a fee of approximately $9,500 plus reasonable expenses.

Where multiple stockholders share the same address, only one copy of this Proxy Statement and Annual Report will be mailed to that address unless Roper has been notified by such stockholders of their desire to receive multiple copies of the Proxy Statement and Annual Report. If you share an address with another stockholder and wish to receive a separate Proxy Statement and Annual Report, you may instruct Roper to provide a separate Proxy Statement and Annual Report by writing to the attention of the Secretary at the address set forth in the following paragraph, or by calling 941-556-2601. Stockholders who share the same address and already receive multiple copies of the Proxy Statement and Annual Report, but prefer to receive a single copy, may contact Roper at the same address and phone number to make such request.

The mailing address of the Company’s principal executive office is Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. This Proxy Statement is accompanied by the Company’s 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“SEC”) on February 25, 2011. Additional copies of the Annual Report are available upon written request mailed to the attention of the Secretary at the above address. In addition, the Form 10-K and exhibits are available on the internet at www.sec.gov. The Annual Report is not part of these proxy soliciting materials.

RECORD DATE; VOTING RIGHTS

Only stockholders of record of the Company’s Common Stock at the close of business on April 8, 2011 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. We have one class of voting securities outstanding, which is designated as Common Stock, and each share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had 95,851,816 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain at the Annual Meeting, and “broker non-votes,” are considered stockholders who are present and count toward the quorum. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

Under the rules of the New York Stock Exchange (the “NYSE”), brokers who hold shares in “street name” have discretionary authority to vote on routine proposals when they have not received instructions from beneficial owners. The ratification of the appointment of independent auditors is a routine proposal and your brokerage firm may either vote your shares or leave your shares unvoted, even without any instruction from you. The election of directors and the advisory vote on the approval of compensation to our named executive officers and the frequency of such approval are not considered routine proposals, so brokers do not have discretionary authority to vote on those matters when they have not received instructions from beneficial owners. If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the appointment of PricewaterhouseCoopers LLP unless you have provided voting instructions. With regard to the election of directors, each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for this purpose. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of compensation to our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present and entitled to vote are cast in favor of the approval, then it will be deemed to be the approval of the stockholders. An abstention will have the effect of a vote against the Proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

With respect to the advisory and non-binding vote on the frequency of the vote to approve the compensation of our named executive officers, if the majority of the shares present and entitled to vote are cast in favor of one of the alternatives (1, 2, or 3 years), that alternative will be deemed to be the recommendation of stockholders. If none of the alternatives receives a majority, the Board will consider the votes received. An abstention will have the effect of a vote against all of the alternatives. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

The appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company will be ratified by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. An abstention will have the effect of a vote against this proposal.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

You are urged to sign the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with your directions. If a proxy is signed, but no directions are given, it will be voted (1) “FOR” the election of the nominees named herein for director, (2) “FOR” the approval of the compensation of our named executive officers, (3) for every “3 YEARS” as the frequency for the advisory vote to approve the compensation of our named executive officers, and (4) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

REVOCATION OF PROXIES

You may revoke your proxy at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Roper’s Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors has currently fixed the number of directors at eight. The Certificate of Incorporation also provides that the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of stockholders and each class serving three-year terms.

The terms of office of Richard F. Wallman and Christopher Wright expire at this Annual Meeting. Upon recommendation of the Company’s independent Nominating and Governance Committee, the Board of Directors has nominated Messrs. Wallman and Wright to stand for election as directors for terms expiring at the 2014 Annual Meeting of Stockholders.

In the event any nominee is unable to serve (which is not anticipated), the proxy will be voted for a substitute nominee selected by the Board of Directors or the Board may choose to reduce its size.

Certain information about the nominees, whose current terms will expire in 2011, and about the directors whose terms continue, is set forth below. Such information includes the experience, qualifications, and skills that each individual brings to the Board.

Nominees for reelection at the 2011 Annual Meeting for terms expiring at the 2014 Annual Meeting	Positions and Offices with Roper	Age
Richard F. Wallman(1)(3)	Director	60
Christopher Wright(1)(3)	Director	53

Incumbent directors whose terms expire at the 2012 Annual Meeting
Robert D. Johnson(2)(4)	Director	63
Robert E. Knowling, Jr.(1)(3)	Director	55
Wilbur J. Prezzano(2)(3)(4)	Director	70

Incumbent directors whose terms expire at the 2013 Annual Meeting
Brian D. Jellison(4)	Chairman, President, and Chief Executive Officer	65
David W. Devonshire(1)(4)	Director	65
John F. Fort III(2)	Director	69

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

(4)	Member of the Executive Committee

David W. Devonshire has served as a director since November 2002. Mr. Devonshire served as an executive vice president of Motorola, Inc., a telecommunications company, from April 2002 until his retirement in December 2007, and also served as Motorola’s chief financial officer from April 2002 to April 2007. Prior to Motorola, Mr. Devonshire served as executive vice president and chief financial officer of Ingersoll-Rand Company, a global diversified industrial company, and senior vice president and chief financial officer of Owens Corning, an innovator of glass fiber technology.

Mr. Devonshire currently serves as a director of ArvinMeritor, Inc, Arbitron, Inc., and Career Education Corporation. He also serves on the Advisory Boards of CFO Magazine, L.E.K. Consulting, and Waterstone Capital. He is the Principal Financial Advisor to Harrison Street Capital and serves as a Trustee of the Shedd Aquarium in Chicago.

Mr. Devonshire’s strong background in finance and accounting, as well as his past experience as the chief financial officer of other public companies, provides the Board with financial expertise and insight.

John F. Fort III has served as a director since December 1995. Mr. Fort has been self-employed since 1993. Mr. Fort served as chairman and chief executive officer at Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in January 1993, and served as an advisor to Tyco’s Board of Directors from March 2003 to March 2004.

Mr. Fort served as a trustee of the Brown Foundation, a charitable organization primarily focused on advancing education and the arts in Texas, from 2000 to 2009.

Mr. Fort’s leadership experience as the CEO of a diversified industrial company and in-depth knowledge of the Company gives the Board perspective on important issues, including business strategy and acquisitions.

Brian D. Jellison has served as Roper’s President and Chief Executive Officer since November 2001 and became Chairman of the Board of Directors in November 2003. From January 1998 to July 2001, Mr. Jellison served as Corporate Executive Vice President at Ingersoll-Rand, a global diversified industrial company. During his 26-year career with Ingersoll-Rand, Mr. Jellison served in a variety of senior level positions and assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions.

Mr. Jellison formerly served as a director of Champion Enterprises, Inc. from 1999 to 2009.

Mr. Jellison’s active involvement in Roper’s operations provides the Board with specific knowledge of the business and its challenges and prospects. As the Chairman of the Board, his deep understanding of the organization and its strategic focus has provided key leadership and guidance for the Company’s growth.

Robert D. Johnson has served as a director since May 2005. From August 2006 to July 2008, Mr. Johnson was chief executive officer of Dubai Aerospace Enterprise Ltd., a global aviation corporation. Mr. Johnson served as chairman of Honeywell Aerospace, the aviation segment of Honeywell International Inc., from January 2005 to January 2006, and its president and chief executive officer from 1999 to 2005. From 1994 to 1999, Mr. Johnson worked at Honeywell’s predecessor, AlliedSignal, rising to the position of president and chief executive officer of AlliedSignal Aerospace. Prior to joining AlliedSignal, he held management positions with AAR Corporation, an aviation company, and GE Aircraft Engines, a producer of jet engines.

Mr. Johnson currently serves as a director of Spirit AeroSystems, Spirit Airlines and Ariba, Inc., and formerly served as a director of Phelps Dodge Corp. from 2003 to 2007.

Mr. Johnson brings valuable knowledge in marketing, sales and production from his diversified career experiences. His management leadership skills provide the Board with guidance in compensation and management issues.

Robert E. Knowling, Jr. has served as a director since August 2008. Mr. Knowling is the Chairman of Eagles Landing Partners, a strategic management consulting company. From June 2005 to May 2009, Mr. Knowling served as Chief Executive Officer and director of Telwares, a leading provider of telecommunications spend management solutions. Mr. Knowling has served in various executive capacities with the NYC Leadership Academy, SimDesk Technologies, Inc., and Covad Communications Company.

Mr. Knowling currently serves as Lead Director of Ariba, Inc., and as a director of The Bartech Group and Heidrick & Struggles International, and formerly served as a director of Aprimo, Inc.

Mr. Knowling brings a unique perspective to the Board based on his involvement in telecommunications and high-growth technology companies. He also has significant operational and management skills, and his experience as a director of several other public companies enables him to provide guidance on corporate governance issues.

Wilbur J. Prezzano has served as a director since September 1997. Following completion of a 32-year career at Eastman Kodak Company, a supplier of imaging material and services, where he served in various executive capacities, Mr. Prezzano retired in January 1997 as its board vice-chairman and as chairman and president of its greater China region businesses. Mr. Prezzano served as a director of Eastman Kodak Company from May 1992 to 1997.

Mr. Prezzano currently serves as the Lead Independent Director of Snyder’s-Lance, Inc., and as a director of TD Bank Financial Group, TD Ameritrade Holding Corporation, and EnPro Industries, Inc. and formerly served as a director of TD Banknorth, Inc.

Mr. Prezzano has a strong background in management and experience in international operations. Through his service on the boards of directors of several other companies in diverse industries, Mr. Prezzano provides the Board with a broad-based understanding important to the Company’s growth and operations.

Richard Wallman has served as a director since January 2007. From March 1995 to July 2003, Mr. Wallman served as the CFO and Senior Vice President of Honeywell International Inc., a provider of diversified industrial technology and manufacturing products, and its predecessor AlliedSignal. Mr. Wallman has also served in senior financial positions with IBM and Chrysler Corporation.

Mr. Wallman currently serves as a director of Ariba, Inc., Convergys Corporation, Dana Holding Corp., Tornier N.V., and Charles River Laboratories International, Inc. and has formerly served as a director of Avaya Inc., Express-Jet Airlines, Inc., Hayes-Lemmerz International and Lear Corporation.

Mr. Wallman’s significant financial experience and leadership skills strengthen the Board. With his informed understanding of the financial issues and risks that affect the Company, he is able to provide the Board with additional insight in financial matters.

Christopher Wright has served as a director since December 1991. Mr. Wright is Chairman of EMAlternatives LLC in Washington DC, a private equity asset management firm focused on emerging markets and a director of Merifin Capital Group, a private European investment firm. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz A.G.

Mr. Wright currently serves as a director of IDOX PLC (AIM) and Yatra Capital Ltd (EuroNext) and is a former director of Mrs. Fields Holdings. He also serves as non-executive Chairman of Maxcess International Corporation and is a Foundation Fellow of Corpus Christi College, Oxford.

Mr. Wright offers a global perspective to the Board gained from his international and venture capital experience. He also provides the Board with knowledge of current financial issues and risks affecting international business operations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Roper’s Corporate Governance Guidelines reflect the Board of Director’s commitment to monitor the effective functioning of the Board of Directors’ and its Committees’ exercise of their responsibilities. The Corporate Governance Guidelines are available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary.

Nominating Process

The two directors standing for election at the Annual Meeting were unanimously nominated by the Board of Directors. Roper’s independent Nominating and Governance Committee, acting under its charter, has determined the desired skills, ability, judgment, diversity and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of existing directors based on those criteria, which includes, but is not limited to: high personal and professional ethics, integrity and values; knowledge of Company’s business environment; sound judgment and analytical ability; skills and experience in the context of the needs of the Board of Directors; breadth of business experience; and whether the candidate meets the independence requirements of NYSE. The Company frequently engages a third party to assist in identifying potential nominees. The Board of Directors’ process for identifying and evaluating potential nominees also includes soliciting recommendations from directors of the Company.

The Nominating and Governance Committee also considers a candidate’s skills and experience in the context of the entire Board as well as the diversity (including diversity in professional experience and background), depth and breadth of business and organizational skills, background and experience that a candidate possesses. The Board has no formal policy with respect to diversity.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of stockholder director nominees. Stockholder nominees submitted pursuant to the following procedures will be considered under the same criteria that are applied to other candidates. Under Roper’s By-laws, nominations for director may be made by a stockholder of record entitled to vote. In order for a stockholder to make a nomination, the stockholder must provide a notice along with the additional information and materials required by the By-laws to Roper’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. No stockholder director nominee proposal in connection with the 2011 Annual Meeting was received under the By-laws or otherwise from any stockholder or group of stockholders. For the 2012 Annual Meeting of Stockholders, Roper must receive this notice between February 2, 2012 and March 3, 2012. A stockholder can obtain a copy of the full text of the By-law provision by writing to Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. A copy of the By-laws has been filed with the SEC as an exhibit to Roper’s Current Report on Form 8-K filed on March 21, 2011. A copy of the By-laws can also be viewed on Roper’s website (www.roperind.com).

Stockholder Communications

The Board of Directors provides a process for stockholders or other interested parties to send written communications to the Board of Directors. They may send written communications to the Board of Directors, the non-management members of the Board of Directors, or the presiding director in care of Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. This process is also set forth on Roper’s website (www.roperind.com). All communications will be kept confidential and promptly forwarded to the appropriate director. Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Code of Business Conduct & Ethics

Roper has a Business Code of Ethics and Standards of Conduct (the “Code of Ethics”). The Code of Ethics addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); and corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. The Code of Ethics applies to Roper’s directors and employees, including its executive officers. The Code of Ethics is available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary. Any amendments to, or waivers of, the Code of Ethics will be disclosed on Roper’s website promptly following the date of such amendment or waiver as required by law.

Director Independence

The Board of Directors has a majority of independent directors as defined by the listing standards of the NYSE. As required by the director independence standards, the Board of Directors reviewed and analyzed the independence of each director in March 2011. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Roper or Roper’s management. As a result of this review, on March 16, 2011, the Board of Directors affirmatively determined that all directors are independent, except for Mr. Jellison, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of serving on such committees. In addition, although Mr. Devonshire and Mr. Wallman serve on the audit committees of more than three publicly traded companies, the Board of Directors determined that such simultaneous service does not impair either director’s ability to serve on Roper’s Audit Committee. The Company’s director independence standards are available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary.

Review and Approval of Related Person Transactions

There were no related person transactions during 2010. The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted written procedures for reviewing related person transactions. The Company will review any relationship or transaction in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

BOARD COMMITTEES AND MEETINGS

The Board of Directors of the Company (the “Board”) held six meetings during the fiscal year ended December 31, 2010. Each of Roper’s directors attended more than 75% of the meetings of the Board held while such individual served as a director and of any committee on which he served. The Board has not implemented a formal policy regarding director attendance at the annual meeting. All continuing members of the Board attended the 2010 Annual Meeting of Stockholders either in person or telephonically.

Board Leadership Structure

Mr. Jellison has served as Roper’s Chairman of the Board since 2003 and as its President and Chief Executive Officer since 2001. His extensive knowledge of the Company along with his strategic abilities provide the Board with strong leadership. At each Board meeting, the non-management directors also meet in executive session and choose a director to preside at these meetings on a rotating basis. The Board believes that this Board leadership structure is in the best interest of the Company and its stockholders at this time in light of Mr. Jellison’s unique qualifications and that the appropriate leadership structure is a matter that should be discussed and determined by the Board from time to time based on all of the then-current facts and circumstances.

Risk Oversight

The Board has overall responsibility for the oversight of risk management at Roper, which it generally carries out through Board committees. The Audit Committee oversees financial risk, including such factors as liquidity, credit, currency exchange and market conditions, through review and discussion with management, and it monitors the Company’s risk management practices. It meets regularly with our independent auditors and the director of our internal audit staff, who reports directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations. In overseeing risk associated with compensation programs and practices, the Compensation Committee has directly retained its own compensation consultant and meets periodically with management to discuss current issues. The Nominating and Governance Committee monitors the compliance of our corporate governance practices with applicable requirements and evolving developments. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to the Company’s outside counsel when they deem it advisable. Each of these committees along with our management, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board apprised regularly of the different risks associated with our Company.

Board Committees

The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee operates under a written charter, copies of which can be viewed on Roper’s website (www.roperind.com) and may be obtained upon request from the Secretary.

Executive Committee: No Meeting Held in 2010

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

Audit Committee: 9 Meetings Held in 2010

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial statements, the Company’s structure for compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the Company’s internal audit functions. In addition, the Audit Committee prepares the “Audit Committee Report” that follows in this Proxy Statement. The Board has determined that based on his extensive background and expertise, particularly as the chief financial officer of various other public companies, Mr. Devonshire meets the criteria of an “audit committee financial expert” under SEC rules. The Board has determined that all Audit Committee members meet the NYSE standard of financial literacy and have accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

Appoint, compensate, retain and oversee the registered public accounting firm engaged by the Company; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•

Review the appointment and replacement of the Company’s director of the internal auditing department, which provides the Audit Committee with such department’s significant reports to management and management’s responses thereto;

•	Consider any reports or communications submitted to the Audit Committee by the independent auditors relating to the Company’s financial statements, policies, processes or determinations;

•

Meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, changes to any auditing or accounting principles, policies, controls procedures or practices;

•

Review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods, and the effects of regulatory and accounting initiatives;

•	Review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

Establish procedures for the receipt, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Prepare reports and disclosures required to be included in this Proxy Statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Compensation Committee: 4 Meetings Held in 2010

The Compensation Committee administers Roper’s executive incentive compensation programs and determines, together with the other independent members of the Board, annual salary levels and incentive compensation awards for the Company’s executive officers. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation and benefits. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Committee. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

Annually review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation and based on that evaluation, determine and approve the compensation of the Chief Executive Officer, including salary, bonus, incentive and equity compensation;

•	Annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for the Company’s executive officers;

•	Grant awards and otherwise make determinations under the Company’s equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	Determine performance goals and certify whether performance goals have been satisfied for incentive plans complying or intended to comply with Section 162(m) of the Internal Revenue Code;

•	Periodically review and make recommendations to the Board concerning the Company’s equity and incentive compensation plans;

•	Periodically review and determine the form and amounts of director compensation as delegated by the Board;

•	Review and discuss with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in the Company’s annual proxy statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Nominating and Governance Committee: 3 Meetings Held in 2010

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors, determining the size and composition of the Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of members of the Board on a periodic basis and evaluating the overall effectiveness of the Board and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•	Evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, experience, and diversity as well as the Board’s needs;

•	Recommend qualified individuals for board membership, including individuals suggested by management and/or stockholders;

•	Periodically review the size and responsibilities of the Board and its committees and recommend proposed changes to the Board;

•	Recommend to the Board directors to serve as members of each committee;

•	Annually review and recommend committee slates and recommend additional committee members as needed;

•	Develop and recommend to the Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to the Board;

•	Annually review and approve the Chief Executive Officer’s management succession plan to ensure continuity of management;

•	Develop and recommend to the Board an annual self-evaluation process for the Board and its committees, and administer and oversee the evaluation process;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by the Company’s Director Compensation Plan, which is a sub-plan of the Company’s 2006 Stock Incentive Plan. The Director Compensation Plan was amended in August 2008 to provide for an annual grant of 4,000 restricted stock units (“RSUs”), which are issued the day after the Company’s Annual Meeting of Stockholders. Unless the non-employee director has made a timely deferral election as provided in the Plan, each RSU represents the right to receive one share of Company Common Stock on the vesting date and the right to receive a dividend equivalent in the same amount and at the same time as any dividend or other cash distribution is paid on a share of Company Common Stock. RSUs do not have voting rights. One half of the RSUs granted vest six months after the grant date and the remaining RSUs vest the day before the next Annual Meeting. During 2010, each non-employee director received a grant of 4,000 RSUs the day after the 2010 Annual Meeting of Stockholders.

Under the Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for board and committee meetings as shown in the table below. The cash retainer and the number of RSUs granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year.

Annual Cash Retainer	$42,500
Supplemental Annual Cash Retainers
Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating and Governance Committee	$5,000
Board Meeting Compensation(1)
In-Person Attendance	$2,000
Telephonic Attendance	$1,000
Committee Meeting Compensation(2)
In-Person Attendance	$1,000
Telephonic Attendance	$500

(1)	An extended board meeting over multiple days is treated as a single board meeting for payment purposes.

(2)	Directors attending a board and a committee meeting on the same day will only receive a fee for the board meeting.

The Company also reimburses its directors for reasonable travel expenses incurred in connection with attendance at board, committee and stockholder meetings and other Company business.

Mr. Jellison is also an employee of the Company and eligible to participate in (i) the Roper Industries, Inc. Employees’ Retirement Savings 003 Plan, to which Roper contributes a minimum of 3% and up to a maximum of 7.5% of the eligible earnings and (ii) the 2006 Stock Incentive Plan in which management and other employees participate. Mr. Jellison did not receive any additional compensation for his service as a director of the Company, and his compensation is set forth in the “Executive Compensation” section below.

The table below shows the compensation of the Company’s directors (other than Mr. Jellison) during fiscal year 2010.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
David W. Devonshire	63,000	233,680	—	296,690
John F. Fort III	53,500	233,680	—	287,180
Robert D. Johnson	60,500	233,680	—	294,180
Robert E. Knowling, Jr.	58,000	233,680	—	291,680
Wilbur J. Prezzano	60,500	233,680	—	294,180
Richard F. Wallman	58,000	233,680	—	291,680
Christopher Wright	58,000	233,680	—	291,680

(1)	The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2010, calculated in accordance with Topic 718.

(2)	The aggregate number of RSUs outstanding at December 31, 2010 for each director is 2,000.

(3)

The aggregate number of shares under stock option awards outstanding at December 31, 2010 for each director is as follows: Mr. Fort 20,000; Mr. Prezzano: 4,000; and Mr. Wright: 4,000. Messrs. Devonshire, Johnson, Knowling and Wallman did not have any stock options outstanding at December 31, 2010.

The Compensation Committee, which is charged by the Board of Directors with fixing director compensation, has established stockholder ownership and retention guidelines for our non-employee directors. Non-employee directors are required to own 4,000 shares of Company Common Stock. Until the share ownership guidelines are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under the Company’s Director Compensation Plan. All of the directors are in compliance with the retention guidelines.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee retains the Company’s independent auditors to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent auditors, and pre-approves all of their services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee maintains oversight of the independent public accountants by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s director of internal auditing and periodically meeting with the director of internal auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ended December 31, 2011; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2010; (iii) discussed with the independent auditors the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iv) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountant’s independence; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

David W. Devonshire, Chairman

Robert E. Knowling, Jr.

Richard F. Wallman

Christopher Wright

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of Common Stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper Common Stock as of March 31, 2011 by (i) each of the directors, (ii) each named executive officer in the “2010 Summary Compensation Table,” (iii) all of our directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper Common Stock. Except as noted below, the address of each of the persons in the table is c/o Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, FL 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class
T. Rowe Price Associates, Inc	9,726,436	(3)	10.2%
100 East Pratt Street, Baltimore, Maryland 21202

Capital World Investors	5,140,000	(4)	5.4%
333 South Hope Street, Los Angeles, California 90071

The Vanguard Group, Inc	5,003,316	(5)	5.3%
100 Vanguard Blvd., Malvern, PA 19355

David W. Devonshire	5,000		*	*
John F. Fort III	36,700		*	*
Brian D. Jellison	1,994,054		2.0%
Robert D. Johnson	10,000		*	*
Robert E. Knowling, Jr.	8,000		*	*
Wilbur J. Prezzano	36,000		*	*
Richard F. Wallman	18,715		*	*
Christopher Wright	92,319		*	*
John Humphrey	299,444		*	*
David B. Liner	93,521		*	*
Paul J. Soni	104,448	(6)	*	*
Timothy J. Winfrey	204,454		*	*
All directors and executive officers of Roper as a group (12 individuals)	2,901,955		2.9%

**	Less than 1%.

(1)

Includes shares that may be acquired on or before May 30, 2011 upon exercise of stock options issued under Company plans as follows: Mr. Fort (12,000), Mr. Jellison (1,126,024), Mr. Prezzano (4,000), Mr. Wright (4,000), Mr. Humphrey (200,000), Mr. Liner (60,000), Mr. Soni (67,800), Mr. Winfrey (140,001), and all 12 directors and executive officers as a group (1,613,825). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following number of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Jellison (370,000), Mr. Humphrey (38,667), Mr. Liner (11,600), Mr. Soni (11,600), Mr. Winfrey (21,667), and all 12 directors and executive officers as a group (453,534). In addition to the shares shown in the table, Messrs. Devonshire, Fort, Johnson, Knowling, Prezzano, Wallman and Wright each have 2,000 unvested restricted stock units which do not have any voting rights. The restricted stock units do not vest within sixty days of March 31, 2011 and are not included when calculating beneficial ownership.

(3)

These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment advisor with power to direct investment and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Such information is based upon information as of February 28, 2011 as provided in a Schedule 13G/A filed with the SEC on March 10, 2011.

(4)

Capital World Investors (“CWI”) is a division of Capital Research and Management Company (“CRMC”). CWI is deemed to be the beneficial owner of 5,140,000 shares as a result of CRMC’s capacity as an investment advisor, with sole power to vote 5,140,000 shares and sole dispositive power over all of the shares. CWI expressly disclaims beneficial ownership of all of the shares. Such information is based upon information as of December 31, 2010 as provided in a Schedule 13G/A filed with the SEC on February 14, 2011.

(5)

The Vanguard Group, Inc. (“TVG”) has sole power to vote or direct the vote of 119,259 shares, sole power to dispose or direct the disposition of 4,884,057 shares and shared power to dispose or direct the disposition of 119,259 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of TVG, is the beneficial owner of 119,259 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of those shares. Such information is based upon information as of December 31, 2010 as provided in a Schedule 13G filed with the SEC on February 10, 2011.

(6)	Includes 2,889 shares held by Mr. Soni in a 401(k) plan and 811 shares held by his spouse in a 401(k) plan.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning Roper’s current executive officers. The executive officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

Name	Position and Offices with Roper	Age
Brian D. Jellison*	Chairman, President and Chief Executive Officer	65
John Humphrey	Vice President and Chief Financial Officer	45
David B. Liner	Vice President, General Counsel and Secretary	55
Paul J. Soni	Vice President and Controller	52
Timothy J. Winfrey	Group Vice President	50

*	For more information on Mr. Jellison, see “Proposal 1: Election of Directors” above.

John Humphrey has been Roper’s Vice President and Chief Financial Officer since April 2006. From December 2003 to April 2006, Mr. Humphrey served as Vice President and Chief Financial Officer for Honeywell Aerospace, the aviation segment of Honeywell International Inc. Prior to that, Mr. Humphrey held several financial positions with Honeywell International and its predecessor AlliedSignal.

David B. Liner has been Roper’s Vice President, General Counsel and Secretary since August 2005. From October 2001 to August 2005, Mr. Liner was a member of the law firm of Dykema Gossett, PLLC where he served in the corporate finance group, heading up both the firm’s automotive industry team and China team. From February 1997 to July 2001, he served as Vice President and General Counsel of MascoTech, Inc., a diversified industrial products company primarily serving the global transportation industry. Prior to this, Mr. Liner was a member of the legal department of Masco Corporation, a manufacturer of products for the home improvement and new home construction markets, for 17 years.

Paul J. Soni has served as our Controller since April 2002 and also serves as the Company’s Chief Accounting Officer. Prior to joining Roper, he spent four years as Corporate Controller for Oxford Industries,

Inc. and four years as Controller of the International Division of Savannah Foods & Industries, Inc., with responsibilities in the U.S. and Latin America. Mr. Soni’s earlier career included eight years with Price Waterhouse LLP in the U.S. and Europe, performing audit and transaction support services.

Timothy J. Winfrey has been Group Vice President, Energy Systems and Controls since June 2002. From October 2001 to June 2002, he was President of Ingersoll-Rand Company’s commercial and retail air solutions business, prior to which (from May 1999) he was Vice President and General Manager of Ingersoll-Rand’s reciprocating compressor division. Mr. Winfrey was employed by Owens Corning from June 1996 to April 1999, first as director of corporate development, and then as general manager of the joint ventures and services business. From July 1995 to June 1996, he was manager, strategic planning, and then associate director, corporate development of Eaton Corporation. Mr. Winfrey held various project management positions at BP from August 1990 until December 1994.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) that will place in perspective the information set forth in the “Executive Compensation” section that follows in this proxy statement. Our CD&A is organized as follows:

•

Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures for executive talent. We structured our executive compensation program to reflect our compensation philosophy and related operating principles.

•

Elements of Compensation. There are several components of the compensation payable to our executive officers while they are employed by our company and on a post-termination basis. We emphasize elements that tie executive compensation to performance.

•	Compensation Process. We regularly review our compensation programs to assure that we meet our compensation objectives.

•	Analysis of 2010 Compensation. The compensation for our named executive officers in 2010 reflected our compensation objectives and was tied to performance.

•	Share Ownership and Retention Guidelines. We require our named executive officers to maintain a significant equity interest in our Company.

•

Regulatory Considerations. We consider the impact of Sections 162(m) and 409A of the Internal Revenue Code (the “Code”), the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”), and various other regulatory requirements in our decisions regarding our executive compensation.

Objectives of Our Compensation Program

Roper is a diversified growth company. Our goal is to create superior long-term value for our investors through a strategy of building high-performance businesses united by common metrics and governance systems. Two key elements are critical to successfully executing our strategy and driving sustained value creation:

•	operational excellence and reinvestment in our existing businesses to generate attractive cash returns, and

•	wisely deploying the cash generated from operations primarily by making acquisitions that can be successfully integrated into our portfolio of companies.

To achieve these objectives, we take a minimalist approach to corporate structure to foster an entrepreneurial organization. By doing so, we maintain the nimbleness associated with smaller companies while realizing the scale benefits of larger organizations.

We operate in an intensely competitive business environment. From a business perspective, not only do we compete with numerous companies in many markets for customers, but we also compete with different types of organizations for potential acquisitions. In addition, we compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires leaders with operational and portfolio expertise who are capable of taking on high levels of personal responsibility without the infrastructure support typically provided in companies of similar size.

Our compensation program for executives is based on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we:

•	tie compensation to performance;

•	emphasize equity compensation to align executives’ financial interests with those of stockholders;

•

maintain compensation and reward levels that are competitive in both publicly traded and privately held enterprises that enable us to recruit and retain seasoned leadership capable of driving and managing a diversified growth company;

•	simplify compensation design to facilitate ease of administration and communication;

•	maintain flexibility to adjust to changing business needs in a fast-paced business environment; and

•	adhere to the highest legal and ethical standards.

The Compensation Committee oversees our executive compensation programs to ensure that we appropriately compensate executives, to motivate executives to achieve our business objectives, and to align our executive’s interests with long-term interests of our stockholders. The Compensation Committee also reviews and discusses with management the potential for risks associated with the compensation policies and practices for executive officers as well as all employees to ensure that our practices are aligned with sound risk management.

Elements of Compensation

Our executive compensation program consists of several different elements, each with an objective that fits into our overall compensation program. Although there is no specific formula for allocating among the components, we emphasize the link between performance and compensation and consider our equity programs to be a significant vehicle for achieving that objective. While long-term stock is a major component of executive compensation, other elements are needed to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the key element of the total compensation program for our named executive officers, and receives the heaviest weighting of all elements. It is intended to be a key element in driving the creation of long-term value for investors, attracting and retaining executives capable of effectively executing our business strategies, and structuring compensation to account for the time horizons of risks. We emphasize equity compensation because it supports the achievement of many of our key compensation objectives:

•	Tie pay to performance by linking compensation to stockholder value creation.

•	Align executives’ interests with those of stockholders.

•	Attract executives, particularly those interested in building long-term value for stockholders, as equity compensation is a key element of competitive pay packages for executives.

•	Retain executives and reward future service, by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

Our long-term stock incentive program currently consists of two types of equity awards, both tied to stock price, since the value that an executive officer may ultimately receive depends on the value of our stock. These awards align our executive officers’ interests with those of our stockholders.

•

Stock Options—The exercise price of stock options is set at the market closing price of our stock on the date of grant, with options generally vesting in installments over three years. This design gives executives an incentive to increase share price and requires continued service over several years to realize any potential gains.

•

Restricted Stock—As with stock options, restricted shares generally vest in installments over three years but may fully vest at the end of three years or other periods without annual vesting. Generally, the vesting of installments is contingent on the Company attaining a specific level of performance primarily to preserve tax deductibility under the Code. Dividends are paid currently on restricted shares during the vesting period. Restricted stock is intended to encourage the retention of executives, while providing a continuing incentive to increase stockholder value.

To strengthen the alignment with stockholders, the size of awards has been generally expressed as a constant number of shares, which fluctuates in value from year to year with changes in stock price. We believe that this provides additional incentive for increasing the value of our shares and exposes the executive to the risks of share ownership. In terms of value, restricted stock is typically more heavily weighted than stock options.

Base Salary

Base salary is an important part of an executive’s compensation, and the Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role in the Company, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives. For our more senior executives, particularly our Chief Executive Officer, fixed base salary represents a smaller percentage of the aggregate potential compensation (consisting of base salary, cash bonus and equity incentives), since we link a greater percentage of their potential compensation to performance and value creation.

Annual Incentive Bonus

In addition to equity compensation and salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established financial objectives for the year. These targets are discussed below in the section captioned “Analysis of 2010 Compensation—Annual Incentive Bonus.” Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. Bonuses are capped to avoid encouraging an excessive short-term focus at the expense of long-term soundness.

Retirement Benefits

We do not have a traditional defined benefit pension program at this time, although our executives are eligible to participate in a 401(k) program, which is the same as for other eligible employees. This program provides for matching contributions capped at 7.5% of base salary, subject to limitations imposed by the Code. We periodically review the retirement benefit component of our total compensation program for executives.

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, pursuant to which our executive officers may elect to defer cash compensation and receive tax-deferred returns on those deferrals. This plan also provides deferred compensation benefits that would have been earned under the tax-qualified 401(k) program but for certain compensation and benefits limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

We have generally avoided the use of perquisites and other types of non-cash benefits, and our executive officers participate in our other employee benefit programs on the same terms as other employees. We have, however, established a Medical Reimbursement Plan that covers certain medical and dental expenses of our executive officers, and we provide an automobile allowance and club memberships when they have a business purpose. All of the named executive officers currently participate in these programs, and they are also eligible for reimbursement for financial planning.

Severance Arrangements and Change in Control Provisions

To assist in the recruitment of executives, we entered into severance and change-in-control arrangements with Messrs. Jellison, Humphrey, Liner and Winfrey when they joined the Company. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change in control. Any amounts or benefits payable under these arrangements would be either exempt from or compliant with the requirements of Section 409A of the Code. For a description of these agreements and the payments that would be due under various termination scenarios, see the “Potential Payments upon Termination or Change in Control” section below.

Our stock award program provides for accelerated vesting of awards granted to all participants, including our named executive officers, in certain circumstances. Under our 2006 Incentive Plan, vesting will be accelerated for outstanding awards upon a “change in control” (as defined in the 2006 Incentive Plan) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and within two years after the change in control a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested (“double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (“single trigger” approach) because we believe that the double trigger provides adequate employment protection and reduces potential costs associated with the agreements to an acquirer of the Company.

No Tax Gross-Ups

Under Section 280G of the Code, an executive may be subject to excise taxes on benefits received in relation to a change in control of the Company. While many companies provide excise-tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we have not historically provided this protection to any executive.

Mix of Total Compensation

We emphasize long-term incentives that are tied to stock price over cash and other forms of compensation, although we do not use any formula or specific weightings or relationship for allocating the various compensation elements within our total compensation program. The annual cash bonus opportunity for our executive officers is also performance-based to further emphasize pay for performance. Base salary is the other significant form of current compensation, although it receives the least emphasis when considering base salary, bonus opportunity and equity incentives. As noted above, we offer perquisites and other types of non-cash benefits on a limited basis, and these represent a small portion of total compensation for executives. Our policies and practices are subject to periodic review and possible revision.

Compensation Process

The Compensation Committee oversees our compensation programs. It performs an extensive review of each element of compensation for each of our executive officers, including our named executive officers, at least once each year and makes a final determination regarding any adjustments to their current compensation structure and levels after considering a number of factors. The Compensation Committee generally takes into account the scope of the executive officer’s responsibilities, performance and experience as well as competitive compensation levels. During the annual review process, the Compensation Committee also reviews our full-year financial results against financial performance in prior periods and the structure of our compensation programs relative to sound risk management.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. Since 2007, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (the “Consultant”) to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. This Consultant is independent, reports directly to the Chair of the Compensation Committee and performs no other work for the Company. The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved. The Consultant assists in gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent. In addition, the Consultant provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Chief Executive Officer

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our Chief Executive Officer participates in the underlying process because of his close day-to-day association with the other executive officers and his knowledge of all of the Company’s diverse business operations. Our Chief Executive Officer periodically discusses with the Compensation Committee the performance of the Company and of each executive officer, including himself. Although the Compensation Committee values the input of our Chief Executive Officer, he does not participate in the portion of the Compensation Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Market Benchmarking

We consider market pay level as just one of many factors in setting the compensation levels and equity participation for our executives. To provide a frame of reference, we obtain information on market pay levels from various sources, including published compensation surveys and publicly available information for our selected benchmark companies as well as for other publicly traded companies. In addition, we consider the compensation levels used by private equity companies to attract leadership teams and to share the rewards of value creation with their executives, since we believe that we compete with those businesses in attracting and retaining executive talent. In addition, we consider our own and others’ marketplace experience in hiring executives.

Each year we gather information on pay levels and practices for a group of publicly traded benchmark companies selected based on their business focus. The companies included in the group are periodically reviewed and evaluated in light of our development and growth. The group of benchmark companies used in 2010 was the same as in 2009, as jointly selected by our Consultant and management and approved by the Compensation Committee. It is believed to be an appropriate group of comparable public companies with which we compete for customers, investors, and executives. Roper has been in the middle of the group in terms of size, but in the upper quartile of the benchmark companies based on economic performance. The benchmark companies for 2010 included Danaher Corporation, Thermo Fisher Scientific Inc., Ingersoll-Rand Company, ITT Corporation, C.R. Bard, Inc., Dover Corporation, Cooper Industries, Inc, American Capital, Life Technologies Corporation,

Rockwell Automation, Inc., Ametek, Inc., Waters Corporation, Millipore Corporation, Pentair, Inc., Flowserve Corporation, SPX Corporation, PerkinElmer, Inc., Allied Capital Corporation, IDEX Corporation, Crane Co., and Varian, Inc. For each benchmark company, we gather information regarding the total compensation levels for their named executive officers, specifically noting base salary, annual bonus, long-term equity incentives and other compensation, including retirement benefits and perquisites. In addition, for each company we compile information on dilution from stock incentives, share usage under stock incentive plans (including the number of shares historically granted annually as a percentage of total shares outstanding and the expense of all stock awards granted as a percentage of market capitalization), retirement practices and other related items. This information is summarized and reviewed with the Compensation Committee. We also periodically gather information from leading published compensation surveys for industrial companies generally and review information related to compensation among private equity firms.

We have no formal policies or practices on specific relationships between compensation for our executives and statistics on market pay levels. Our goal is to provide compensation that allows us to attract and retain executives capable of effectively leading a diversified growth company. Market pay levels are only one factor considered in evaluating the supply of and demand for executives, with the decision ultimately reflecting an evaluation of individual contribution and value to our Company.

CEO Compensation Relative to Other Executives

In addition to market pay information, the Compensation Committee considers our executive officers’ scope of responsibilities, nature of duties, and experience in an effort to ensure that compensation levels are reasonable and equitable from an internal perspective. A fundamental principle underlying the structure of our compensation program is that the relative proportion of incentive and equity compensation as a percentage of total compensation should increase commensurately with responsibility level. The role of our CEO has, by definition, the highest level of responsibility and requires the broadest complement of skills. In addition to fundamental functional skills, CEO operational acuity is essential for effective management across all our businesses and segments, particularly since we do not have a Chief Operating Officer. Our CEO must also be skilled at asset allocation and investments to ensure that the cash generated by operations is effectively deployed. We believe our strong performance and growth under the leadership of our CEO, coupled with his broad range of experience, are highly desired in the marketplace and make him very valuable to other potential employers. Further, from an internal perspective the CEO is more seasoned and experienced than our other named executive officers. In light of these considerations, the Compensation Committee has set the compensation for our CEO at a level the Compensation Committee believes is appropriate and equitable relative to compensation for our other named executive officers.

Analysis of 2010 Compensation

Consistent with our philosophy of linking compensation to performance, compensation for our named executive officers in 2010 was based on our business results. During 2010 we saw some broad-based recovery in certain markets that increased the demand for our products over 2009. In addition, we continued to acquire new businesses during the year. We achieved record financial performance in 2010 with the highest sales, orders, net earnings, EBITDA and cash flow in our history. This section discusses the compensation actions that were taken in 2010 for our named executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In January 2010 the Compensation Committee approved increases for the named executive officers, effective at the start of the year. Mr. Jellison, whose base salary had not changed since 2008, received a 5% increase. The following increases were also approved: Mr. Humphrey (8.7%), Mr. Winfrey (5%), Mr. Liner (8.1%) and Mr. Soni (6.1%). The increases reflect our strong cash generation in 2009 and the evaluation of the Compensation Committee and Mr. Jellison (except in regard to himself) of the responsibilities and performance of each officer.

Annual Incentive Bonus

Annual incentive bonus opportunities for our named executive officers are based on achieving financial performance targets that are established at the start of the year. Additional factors related to the creation of value for stockholders are also considered when deemed appropriate by the Compensation Committee. Under our program, each named executive officer is assigned an incentive opportunity expressed as a percentage of base salary. The percentages for 2010 were 225% of base salary for our Chief Executive Officer, 150% of base salary for our Chief Financial Officer, 125% of base salary for Mr. Winfrey, 100% of base salary for Mr. Liner, and 75% for Mr. Soni. The percentages are consistent with our philosophy that the “at-risk” portion of total compensation should increase with position level and reflect market practice. Our annual incentive bonuses are capped at the respective percentages for our named executive officers.

For determining the 2010 annual incentive bonus amount, the Compensation Committee retained the basic approach used in the prior year and set the base amount at the amount of 2009 GAAP net earnings. The minimum performance level for any bonus was set at 100% of the base amount and the level at which the full bonus amount would be earned was set at 115% of the base amount. At the 100% minimum performance level, 35% of the full bonus opportunity would be earned. To the extent adjusted net earnings was between 100% and 115% of the base amount, the percentage of the bonus opportunity earned would be determined through straight-line interpolation. For 2010 the adjusted net earnings for the Company exceeded 115% of the base amount, and accordingly, the Compensation Committee approved payment of 100% of the bonus opportunity. The bonus opportunity for Mr. Winfrey, who is a Group Vice President, is based on the performance of his segment (75%) and on corporate performance (25%). His segment bonus was based on operating income growth using a formula similar to corporate results. For 2010, Mr. Winfrey received the full amount as the maximum performance level for his segment was also exceeded. The bonuses to our named executive officers for 2010, as shown in the 2010 Summary Compensation Table below, reflect the exceptional financial performance of the Company for the year.

Long-Term Stock Incentives

In 2010, we continued our practice of awarding a combination of stock options and restricted shares to our executive officers, excluding Mr. Jellison who received a multi-year award in February 2008. The number of stock options and restricted shares awarded in 2010 to Mr. Humphrey, Mr. Liner, and Mr. Soni were the same as each had received in the prior year. In addition to the same number of stock options and restricted shares awarded in the prior year, Mr. Winfrey also received an additional award of restricted stock to reflect his contribution to significant improvement in his business segment. These awards are shown in the Grants of Plan-Based Awards Table below.

The multi-year award to our Chief Executive Officer in February 2008 was intended to provide clarity to Mr. Jellison and our investors that our historical grant practice for Mr. Jellison would continue. The award further reflected the Compensation Committee’s views on Mr. Jellison’s contributions to us during his tenure as CEO, our strong growth and performance under Mr. Jellison’s leadership, and the importance of ensuring Mr. Jellison’s continued employment in light of his experience and track record, which the Compensation Committee believes makes Mr. Jellison very valuable to other potential employers. The 2008 stock option award to Mr. Jellison vests over five years starting on the first anniversary of the grant in increments of 10% (2009), 15% (2010), and 25% (2011, 2012, and 2013). The restricted shares vest over the same period subject to the achievement of specified performance objectives over the period and, as a result of attaining the objectives, an aggregate of 50% of the original award has vested.

Share Ownership and Retention Guidelines

We believe that our executives should have a significant equity interest in the Company. To promote such equity ownership and further align the interests of our executives with our stockholders, we adopted share retention and ownership guidelines for our executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a number of shares, ranging from a minimum of 100,000 shares for the Chief Executive Officer to 15,000 shares for Group Vice Presidents. Until the stock ownership guidelines are met, an executive is required to retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program. Our key executives all meet the share ownership requirements. Our key executives will have a substantial portion of their incentive compensation paid in the form of our Common Stock. The program is subject to periodic review by the Compensation Committee.

Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative instruments with respect to Company securities, and other securities that are immediately convertible or exchangeable into such securities.

Regulatory Considerations

The Code contains a provision that limits the tax deductibility of certain compensation paid to our named executive officers. This provision disallows the deductibility of certain compensation unless it is considered performance-based compensation under the Code. Our stock options are designed to be performance based and fully deductible. The restricted stock awards granted to our named executive officers in 2010 are performance based in a manner that is designed to preserve their full deductibility. We have adopted policies and practices that should ensure the full deductibility of our annual incentive bonuses. However, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered in reviewing the relative weighting between stock options and restricted shares.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	Robert D. Johnson, Chairman John F. Fort III Wilbur J. Prezzano

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our principal executive officer, our principal financial officer and the three other highest paid executive officers for the fiscal year ended December 31, 2010 (the “named executive officers”).

2010 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan(1)(3) Compensation	Change in Pension Value & Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(7)	Total Compensation
Brian D. Jellison	2010	$1,050,000	-0-	-0-		-0-	$2,362,500	-0-	$260,214	$3,672,714
Chairman of the Board, President and Chief Executive Officer	2009 2008	1,000,000 1,000,000	-0- -0-	$-0- 24,296,800	(5)	$-0- 5,623,200	1,901,250 1,920,000	-0- -0-	253,693 478,262	3,154,943 33,318,262

John Humphrey	2010	625,000	-0-	1,022,200		1,009,200	937,500	-0-	133,200	3,727,100
Vice President and Chief Financial Officer	2009 2008	575,000 500,000	-0- -0-	839,000 828,300		730,800 511,200	728,813 576,000	-0- -0-	118,320 104,394	2,991,933 2,519,894

Timothy J. Winfrey	2010	525,000	-0-	754,695		420,500	656,250	-0-	81,958	2,438,403
Group Vice President	2009	500,000	-0-	524,375		304,500	132,031	-0-	80,462	1,541,368
	2008	460,000	-0-	552,200		255,600	150,000	-0-	104,788	1,522,588

David B. Liner	2010	400,000	-0-	306,660		201,840	400,000	-0-	83,506	1,392,006
Vice President, General Counsel and Secretary	2009 2008	370,000 360,000	-0- -0-	251,700 331,320		146,160 153,360	312,650 346,000	-0- -0-	96,938 79,801	1,177,448 1,270,481

Paul J. Soni(6)	2010	350,000	-0-	306,660		201,840	262,500	-0-	71,038	1,192,038
Vice President and Corporate Controller

(1)	Amounts shown include, as applicable, deferrals to the 401(k) Plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the grant date fair values for restricted stock and option awards held by the named executive officers, calculated in accordance with Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in the Note 12 to the Company’s consolidated financial statements for 2010, which are included in our Annual Report on Form 10-K for the fiscal year ended 2010, filed with the SEC. The awards shown in this table are comprised of the awards granted in the year indicated.

(3)	The amounts in this column reflect payments made pursuant to the Company’s cash incentive bonus plan, which is further explained above in the CD&A section captioned “Annual Incentive Bonus.”

(4)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(5)	Reflects the multi-year grant in 2008. See “Long-Term Stock Incentives” in the “Analysis of 2010 Compensation” section of the CD&A for detail.

(6)	In accordance with SEC requirements, 2010 information is presented for Mr. Soni.

(7)

Amounts reported in the “All Other Compensation” column for 2010 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Name	Club Memberships ($)	Company Car ($)	Financial Planning ($)	Additional Medical Benefits ($)	Contributions to Defined Contribution Plans(a) ($)
Brian D. Jellison	4,767	24,000	1,500	8,603	221,344
John Humphrey	7,323	24,000	—	2,785	99,092
Timothy J. Winfrey	6,732	19,000	—	4,809	51,417
David B. Liner	2,684	19,000	—	9,413	52,409
Paul J. Soni	7,323	19,000	—	2,389	42,326

(a)	Includes contributions to the Non-Qualified Retirement Plan and Employee’s Retirement Savings 003 Plan.

2010 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2010 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: # of Shares of Stock/ Units(2)	All other Option Awards: # of Securities Underlying Options(3)	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Brian D. Jellison		826,875	2,362,500	2,362,500	—	—	—	—
John Humphrey	1/22/2010				20,000			1,022,200
	1/22/2010					60,000	51.11	1,009,200
		328,125	937,500	937,500
Timothy J. Winfrey	1/22/2010				12,500			638,875
	1/22/2010					25,000	51.11	420,500
	3/16/2010				2,000			115,820
		229,688	656,250	656,250
David B. Liner	1/22/2010				6,000			306,600
	1/22/2010					12,000	51.11	201,840
		140,000	400,000	400,000
Paul J. Soni	1/22/2010				6,000			306,600
	1/22/2010					12,000	51.11	201,840
		91,875	262,500	262,500

(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Annual Incentive Bonus.” Amounts paid under this program for 2010 are set forth in the 2010 Summary Compensation Table. The threshold for Mr. Winfrey is the combined corporate and segment amounts

(2)

The restricted shares granted on January 22, 2010 to Messrs. Humphrey, Winfrey, Liner, and Soni vest 40% in 2010, 30% in 2012, and 30% in 2013, subject to certain Company performance conditions. The vesting date in each year will be the day after the Compensation Committee certifies the Company’s attainment of related performance goals for the applicable period. The restricted shares granted to Mr. Winfrey on March 16, 2010 fully vested in 2010. For all officers, dividends are paid currently on restricted shares.

(3)

The stock options granted to Messrs. Humphrey, Winfrey, Liner and Soni vest ratably in February 2011, 2012, and 2013. All options expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our Common Stock on the date of grant.

(4)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with Topic 718.

2010 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010 for the named executive officers.

	Option Awards				Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Brian D. Jellison	272,400		20.7250	11/06/11
	200,000		19.1750	11/19/12
	110,000		24.2000	02/25/14
	103,624		31.3550	04/18/12
	110,000		42.3500	02/23/13
	110,000		52.1900	02/16/17
	110,000	330,000(2)	55.2200	02/18/18
							330,000(6)(10)	25,221,900
John Humphrey	60,000		49.5150	04/24/13
	40,000		52.1900	02/16/17
	26,667	13,333(3)	55.2200	02/18/18
	20,000	40,000(4)	41.9500	02/12/19
		60,000(5)	51.1100	01/22/20
							30,283(7)(10)	2,314,530
Timothy J. Winfrey	25,000		19.1750	11/19/12
	12,000		24.2000	02/25/14
	18,000		31.3550	04/18/12
	20,000		42.3500	02/23/13
	20,000		52.1900	02/16/17
	13,333	6,667(3)	55.2200	02/18/18
	8,334	16,666(4)	41.9500	02/12/19
		25,000(5)	51.1100	01/22/20
							19,133(8)(10)	1,462,335
David B. Liner	12,000		38.0600	08/02/12
	12,000		42.3500	02/23/13
	12,000		52.1900	02/16/17
	8,000	4,000(3)	55.2200	02/18/18
	4,000	8,000(4)	41.9500	02/12/19
		12,000(5)	51.1100	01/22/20
							9,580(9)(10)	732,199
Paul J. Soni	4,800		19.1750	11/19/12
	6,144		22.5550	03/24/14
	8,156		31.5550	04/18/12
	12,000		42.3500	02/23/13
	12,000		52.1900	02/16/17
	8,000	4,000(3)	55.2200	02/18/18
	4,000	8,000(4)	41.9500	02/12/19
		12,000(5)	51.1100	01/22/20
							9,580(9)(10)	732,199

(1)	Calculated by multiplying $76.43, the closing market price of our Common Stock on December 31, 2010, by the number of restricted shares that have not vested.

(2)	These stock options were granted as a multi-year award on February 18, 2008 with unexercisable shares vesting 110,000 each year in 2011, 2012, and 2013.

(3)	These stock options were granted on February 16, 2008 with unexercisable shares vesting in February 2011.

(4)	These stock options were granted on February 12, 2009 with unexercisable shares vesting ratably in February 2011 and 2012.

(5)	These stock options were granted on January 22, 2010 with unexercisable shares vesting ratably in February of 2011, 2012, and 2013.

(6)

These restricted stock awards were granted on February 18, 2008 with the remaining shares of each grant vesting, subject to certain Company performance conditions, 110,000 shares each year in 2011, 2012, and 2013.

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	4,950 shares remaining from 15,000 shares granted February 18, 2008 and vesting in 2011;

(II)	13,333 shares remaining from 20,000 shares granted February 12, 2009 and vesting ratably in 2011 and 2012;

(III)	12,000 shares remaining from 20,000 shares granted January 22, 2010 and vesting ratably in 2012 and 2013.

(8)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	3,300 shares remaining from 10,000 shares granted February 18, 2008 and vesting in 2011;

(II)	8,333 shares remaining from 12,500 shares granted February 12, 2009 and vesting ratably in 2011 and 2012; and

(III)	7,500 shares remaining from 12,500 shares granted January 22, 2010 and vesting ratably in 2012 and 2013.

(9)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	1,980 shares remaining from 6,000 shares granted February 18, 2008 and vesting in 2011;

(II)	4,000 shares remaining from 6,000 shares granted February 12, 2009 and vesting ratably in 2011 and 2012; and

(III)	3,600 shares remaining from 6,000 shares granted January 22, 2010 and vesting ratably in 2012 and 2013.

(10)

For restricted stock granted in February 2008, 2009 and 2010, the actual vesting dates in each year will be the day after the Compensation Committee certifies the Company’s attainment of related performance goals.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise($)	# of Shares Acquired on Vesting	Value Realized on Vesting($)
Brian D. Jellison	—	—	102,667	5,691,858
John Humphrey	—	—	23,784	1,454,345
Timothy J. Winfrey	7,000	271,573	17,800	1,105,622
David B. Liner	—	—	8,380	505,315
Paul J. Soni	10,000	496,040	8,380	505,315

Pension Benefits

None of our named executive officers participates in a Company-sponsored defined-benefit pension plan.

2010 Non-Qualified Deferred Compensation

Pursuant to the Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) Plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2010.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian D. Jellison	177,075	202,969	1,038	767,006	504,336
John Humphrey	110,381	84,216	31,685	325,928	416,356
Timothy J. Winfrey	65,703	32,378	106,486	—	735,394
David B. Liner	42,759	35,749	27,939	—	260,969
Paul J. Soni	33,600	24,216	6,757	33,170	121,511

(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year; and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

As described above in the CD&A, the employment agreement with Mr. Jellison and offer letters or separation agreements with other named executive officers provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison were terminated for cause or if he were to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that are accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison were to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison were terminated without cause or resigned for good reason, either before a change of control of the Company occurs or more than one year after a change of control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would also become immediately exercisable.

In Connection with a Change of Control. If Mr. Jellison were terminated without cause or resigned for good reason within one year following a change of control of the Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination,

•	accelerated vesting of all of his outstanding equity awards, and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with the Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Humphrey, Liner, and Winfrey

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006, as amended December 30, 2008, if Mr. Humphrey’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Liner. Pursuant to an offer letter dated July 21, 2005, as amended December 30, 2008, if Mr. Liner’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to the sum of his then-current annual base salary and annual bonus earned with respect to the last year before the termination occurred.

Mr. Winfrey. Pursuant to an offer letter dated May 20, 2002, as amended December 30, 2008, Mr. Winfrey would be entitled to a severance payment equal to the sum of one year’s then-current base salary and annual bonus earned with respect to the last year before the termination occurred if he were terminated by the Company for any reason other than gross misconduct.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2010 under the circumstances shown. Scenarios for termination involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

BRIAN D. JELLISON

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	$4,462,500	$4,462,500	$6,825,000
Accelerated Equity Awards(2)
2007 Stock Option Grant	—	—	2,666,400
2008 Stock Option Grant	—	—	9,332,400
2008 Restricted Stock Grant	—	—	25,221,900
Continued Medical Benefits	20,566	20,566	20,566

Total	$4,483,066	$4,483,066	$44,066,266

JOHN HUMPHREY

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	—	$625,000	$625,000
Accelerated Equity Awards(2)
2007 Stock Option Grant(3)	—	—	969,600
2008 Stock Option Grant(3)	—	—	848,400
2009 Stock Option Grant(3)	—	—	2,068,800
2010 Stock Option Grant(3)	—	—	1,519,200
2008 Restricted Stock Grants(3)	—	—	378,329
2009 Restricted Stock Grants(3)	—	—	1,019,041
2010 Restricted Stock Grants(3)	—	—	917,160
Continued Medical Benefits	—	15,410	—

Total	—	$640,410	$8,345,530

TIMOTHY J. WINFREY

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	—	$1,181,250	$1,181,250
Accelerated Equity Awards(2)
2007 Stock Option Grant(3)	—	—	484,800
2008 Stock Option Grant(3)	—	—	424,200
2009 Stock Option Grant(3)	—	—	862,000
2010 Stock Option Grant(3)	—	—	633,000
2008 Restricted Stock Grant(3)	—	—	252,219
2009 Restricted Stock Grant(3)	—	—	636,891
2010 Restricted Stock Grant(3)	—	—	573,225
Continued Medical Benefits	—	—

Total	—	$1,181,250	$5,047,585

DAVID B. LINER

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	—	$682,650	$682,650
Accelerated Equity Awards(2)
2007 Stock Option Grant(3)	—	—	290,880
2008 Stock Option Grant(3)	—	—	254,520
2009 Stock Option Grant(3)	—	—	413,760
2010 Stock Option Grant(3)	—	—	303,840
2008 Restricted Stock Grant(3)	—	—	151,331
2009 Restricted Stock Grant(3)	—	—	305,720
2010 Restricted Stock Grant(3)	—	—	275,148
Continued Medical Benefits	—	15,410	—

Total	—	$698,060	$2,677,849

PAUL J. SONI

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	—	—	—
Accelerated Equity Awards(2)
2007 Stock Option Grant(3)	—	—	$290,880
2008 Stock Option Grant(3)	—	—	254,520
2009 Stock Option Grant(3)	—	—	413,760
2010 Stock Option Grant(3)	—	—	303,840
2008 Restricted Stock Grant(3)	—	—	151,331
2009 Restricted Stock Grant(3)	—	—	305,720
2010 Restricted Stock Grant(3)	—	—	275,148
Continued Medical Benefits	—	—	—

Total	—	—	$1,995,199

(1)	Assumes employment is terminated involuntarily without cause.

(2)	Based on $76.43 closing price as of December 31, 2010, the last trading day of 2010.

(3)	Pursuant to Section 14.7 of the 2006 Plan, stock options become fully exercisable and time-based vesting restrictions fully lapse upon the occurrence of a change in control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Roper’s directors, officers and persons who own more than 10% of Roper Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Roper with copies of all Section 16(a) forms they file. We believe that, during 2010, our directors and executive officers complied with all Section 16(a) filing requirements, with the following exceptions resulting from administrative errors: Messrs. Crocker, Humphrey, Jellison, Liner, Soni, Winfrey and Wood filed one late Form 4 reporting tax withholdings upon restricted stock vesting. Additionally, Messrs. Devonshire, Fort, Johnson, Knowling, Prezzano, Wallman and Wright had one late Form 4 reporting a grant of restricted stock units.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors and executive officers.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation programs are structured in the best manner possible to support our business objectives, evidenced by the superior returns Roper has delivered to its stockholders. Over the past 10 years, Roper’s total return to stockholders was 17.3% compounded annually, compared to 1.4% annually for the S&P 500. Over the past five years, Roper’s return was 14.8% annually, compared to 2.3% for the S&P 500.

Our executive compensation programs are designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our stockholders. See “Compensation Discussion and Analysis” above. Key characteristics of our executive compensation programs include the following:

•

A significant portion of our executive officer’s potential cash compensation is tied to Company performance. Cash bonuses under our non-equity incentive plan for our executive officers are only paid if the Company attains its annual financial target.

•

The number of shares awarded as restricted stock and stock options under our equity incentive programs are generally consistent from year to year, so that the value actually received by executives ultimately depends on the Company’s future long-term performance. These grants comprise a significant portion of an executive’s potential compensation.

•

Fixed base salary for our executive officers represents a smaller percentage of the aggregate potential compensation (consisting of base salary, incentive cash bonus and equity incentives) and is reviewed annually and along with the total compensation.

•	We cap non-equity incentive (cash) bonuses for our named executive officers to avoid encouraging a short-term focus.

•	We have few perquisites and other benefits for our named executive officers.

•	Our stock incentive plan expressly prohibits the repricing of stock options.

•

We do not have a defined pension benefit plan. Our executives may participate in our 401(k) Plan on the same terms as other eligible employees and they may also defer cash compensation (and receive tax-deferred returns on those amounts) under our Non-Qualified Retirement Plan.

•

We use a “double trigger” approach for vesting under our equity incentive plan upon a change in control. This means that the vesting for all participants, including our named executive officers, may be accelerated if the awards are not assumed by the acquiring company or if they are assumed and the participant’s employment is terminated under certain circumstances.

•	We have share ownership and retention guidelines for our executives to assure that our executive’s interests are aligned with those of our stockholders.

We are seeking stockholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs.

The Board of Directors recommends a vote “FOR” the resolution providing an advisory approval of the Company’s compensation of executive officers.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company is also seeking your input with respect to the frequency of future stockholder advisory votes on compensation paid to our named executive officers. In particular, we are asking whether the advisory vote that is the subject of Proposal 2 should occur every 1, 2, or 3 years.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every 3 years (a “triennial” vote). We believe that this frequency is appropriate for a number of reasons, including:

•

Our executive compensation program is designed to promote long-term value creation, and we structured our executive compensation program to ensure management’s interests are aligned with our stockholders’ interests of long-term value creation. A triennial vote will allow stockholders to better assess our executive compensation practices in relation to the Company’s long-term performance and over a time period similar to that associated with equity programs.

•

A three-year voting cycle corresponds to the three-year vesting period that is generally a term for our grants of restricted stock and stock options to encourage our executive officers to focus on the Company’s long-term performance. A triennial vote would allow our program to be evaluated over a similar time-frame.

•

Our compensation programs typically do not undergo significant changes from year to year and are designed to operate over the long-term. A more frequent cycle could lead to a short-term perspective that is inconsistent with the design of our executive compensation programs.

•	A triennial advisory vote will provide the Board with sufficient time to thoughtfully evaluate and respond to stockholders’ sentiment and effectively implement any appropriate changes.

When voting on this Proposal you will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every 1, 2 or 3 years, or to abstain entirely from voting on the matter. If the majority of shares present and entitled to vote are cast in favor of one of the options (1, 2, or 3 years), it will be deemed to be the stockholders’ recommendation for the frequency of the advisory vote on the executive compensation. Because there are three choices, it is possible that none of the frequency options will receive a majority in favor. If none of the choices receives a majority, the Board will consider the votes received. An abstention will have the effect of a vote against all of the alternatives. Broker non-votes will have no effect on the outcome.

The vote on this Proposal is advisory and is non-binding; nevertheless, the Board will carefully consider the voting results when deciding when to call for the next advisory vote on executive compensation. A scheduling vote similar to this will occur at least once every six years.

The Board of Directors recommends a vote for every “3 YEARS” for future stockholders advisory votes on compensation of our named executive officers.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS

OUR INDEPENDENT REGISTERED ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2011

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered accounting firm for the year ending December 31, 2011. The Board of Directors recommends that the stockholders ratify this appointment. PwC has been the Company’s independent auditor since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions of stockholders in attendance. If this Proposal does not pass, the selection of our independent registered accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the Proposal passes, the Audit Committee may decide to select another firm at any time.

The Board of Directors recommends a vote “FOR” approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2011.

INDEPENDENT PUBLIC ACCOUNTANTS

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2010 and 2009. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent auditor require the Audit Committee’s prior approval. As such, all audit, audit-related tax and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands
	FY 2010	FY 2009
Audit Fees(1)	$3,270	$3,152
Audit-Related Fees(2)	205	246
Tax Fees(3)	715	1,071
All Other Fees	28	—

TOTAL FEES	$4,218	$4,469

(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the Public Company Oversight Board (United States) and fees for services, such as statutory audits and review of documents filed with SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT

THE 2012 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2012 Annual Meeting of Stockholders, the proposal must be received at Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, no later than December 31, 2011. All proposals must conform to the rules and regulations of the SEC.

A stockholder may also nominate directors or have other business brought before the 2012 Annual Meeting of Stockholders by submitting the nomination or proposal between February 2, 2012 and March 3, 2012, in accordance with Roper’s By-laws. The nomination or proposal must be delivered to Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

For any stockholder proposal not submitted for inclusion in the Proxy Statement for Roper’s 2012 Annual Meeting of Stockholders but intended to be presented directly at that annual meeting (other than the nomination of a director candidate), the notice must include the text of the proposal; a brief statement of the reasons why the stockholder favors the proposal; the stockholder’s name and address; the number and class of all shares of each class of Company stock owned of record and beneficially by the stockholder (and any beneficial owner on whose behalf the proposal is made); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities; and if applicable, any material interest of such stockholder and such beneficial owner in the matter proposed (other than as a stockholder).

The notice to nominate any person for election as a director of the Company must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to the stockholder; (iii) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of the Company if elected; (v) such stockholder’s name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such stockholder (and any beneficial owner on whose behalf the nomination is made) and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities.

With respect to matters not included in the Proxy Statement but properly presented at the Annual Meeting of Stockholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises stockholders in the Proxy Statement for the 2012 Annual Meeting of Stockholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the stockholder proposal (a) provides Roper with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Roper with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned Annual Meeting, it is the intention of the proxies named in the enclosed proxy to vote according to their best judgment.

By the Order of the Board of Directors

Brian D. Jellison

Chairman, President and Chief Executive Officer

Dated: April 29, 2011

ROPER

ROPER INDUSTRIES, INC.

6901 PROFESSIONAL PKWY EAST

SUITE 200

SARASOTA, FL 34240

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Easter Time on May 31, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instruction above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M 35433-P10798

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ROPER INDUSTRIES, INC. For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees:

01) Richard F. Wallman

02) Christopher Wright

The Board of Directors recommends you vote FOR the following proposal:

2. The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers

For Against Abstain

The Board of Directors recommends you vote 3 YEARS on the following proposal:

3. The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers.

3Years 2Years 1 Year Abstain

The Board of Directors recommends you vote FOR the following proposal:

4. Ratification of the appointment of Pricewaterhouse Coopers LLP as the independent registered accounting firm of the Company.

For Against Abstain

5. To transact any other business properly brought before the meeting.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed, FOR Proposals 2 and 4, and FOR “3 YEARS” on Proposal 3. If any other matters properly come before the meeting the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 1, 2011:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

M35434-P10798

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 1, 2011

The undersigned hereby authorize(s) BRIAN D. JELLISON and DAVID B. LINER, or either of them as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 1, 2011 at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 12:00 noon (local time) and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 4, AND FOR “THREE YEARS” ON PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE